EXHIBIT 23-b

CONSENT OF EXPERT

I consent to the incorporation by reference in this Registration Statement of Meritor, Inc. (“Meritor”) on Form S-8 of the references to the Chief Legal Officer in the Annual Report on Form 10-K of Meritor for the fiscal year ended September 29, 2019 (as amended), under the headings “Item 1. Business – Environmental Matters” and “Item 3. Legal Proceedings”.

/s/ Scott M. Confer
Scott M. Confer
Interim General Counsel and Corporate
Secretary
Date: January 31, 2020